DISCOVERY LABORATORIES, INC.
                         SUPPLEMENT DATED JULY 11, 2000
                      TO PROSPECTUS DATED NOVEMBER 4, 1999

          This Supplement should be read in conjunction with the Prospectus dated November 4, 1999, contained in Registration Statement No. 333-86105 of Discovery Laboratories, Inc. (the "Company") including the exhibits hereto. The Selling Securityholder Table is amended by deleting the reference to Paramount Capital, Inc., and adding the persons listed in the table below as Selling Securityholders. Paramount Capital, Inc. has distributed certain unit purchase options to the persons in the table below, who are employees of Paramount
Capital, Inc. Paramount Capital, Inc. has acted as placement agent for the Company and may be deemed to be an affiliate of the Company.


                              Number of
                              Shares of       Number of        Total
                                Common         Shares        Number of                      Number of        Number      Percentage
                              Stock, not     Represented     Shares of      Percentage    Shares to be     of Shares       to be
                              including          by           Common      Beneficially    Offered for       to be      Beneficially
                              Warrants,       Warrants         Stock          Owned        the Account       Owned         Owned
                             Beneficially   Beneficially    Beneficially      Before       of Selling      After this    After this
           Name                 Owned           Owned         Owned +        Offering     Stockholders      Offering      Offering
---------------------------  -------------- ------------   -------------   ------------   ---------------  -----------  ------------
Lindsay Rosenwald1             2,784,975       703, 134       3,488,109         16.29%         168,802     3,319,307       15.63%
Wayne Rubin                            0         70,936          70,936              *          24,298        46,638            *
John Knox                              0          3,300           3,300              *           3,038           262            *
John Papadimitropoulos                 0          3,038           3,038              *           3,038             0            *
Karl Ruggeberg                     5,631         13,224          18,855              *          13,224        18,855            *
Scott Katzmann                         0        245,143         245,143          1.17%         182,558        62,585            *
Andrew Daniels                         0         10,000          10,000              *          10,000             0            *


------------------------

   * Less than 1%.

   + The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. On May 8, 2000, the Company had 20,788,449 shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding warrants issued by the Company.

--------------
         1 Includes shares beneficially owned by RAQ, LLC and Aries Domestic Fund, L.P. ("Aries Domestic") and The Aries Master Fund, a Cayman Island Exempted Corporation ("Aries Fund" and, together with Aries Domestic, "Aries"). Lindsay Rosenwald is Chairman, President and sole stockholder of Paramount Capital, Inc. ("Paramount Capital"). Dr. Rosenwald is also Chairman, President and sole stockholder of Paramount Capital Asset Management, Inc. ("PCAM"). PCAM is the general partner of Aries Domestic and the investment manager of Aries Fund. As a consequence of these relationships, each of Dr. Rosenwald and PCAM may be deemed to share beneficial ownership of the Common Stock beneficially owned by Aries. Dr. Rosenwald is also the Managing Member of RAQ, LLC and, accordingly, may be deemed to have beneficial ownership of the Common Stock beneficially owned by RAQ, LLC. Dr. Rosenwald disclaims beneficial ownership of any securities issuable upon exercise of warrants held by employees of Paramount Capital.